Exhibit 99.1

CONTACT:

Michael Lucarelli

Vice President, Investor Relations and FP&A

Analog Devices

Investor.Relations@analog.com

Ferda Millan

Global PR & External Communications

Analog Devices

Ferda.Millan@analog.com

For Release: June 5, 2023

Analog Devices Appoints Stephen Jennings to its Board of Directors

June 5, 2023—Wilmington, MA—Analog Devices, Inc. (Nasdaq: ADI) today announced that its Board of Directors has appointed Stephen Jennings as an independent director and member of the Board’s Compensation and Talent Committee effective as of June 4, 2023. Prior to joining the ADI Board, Jennings served as a senior Strategy Principal at Deloitte, LLP, and as a member of both Deloitte’s U.S. Board of Directors and Deloitte Touche Tohmatsu’s Global Board of Directors prior to his retirement in June 2023. Jennings’ previous Board experience also includes AspenTech, where he served as the Chair of the Board for eight years of his tenure. He also served as a member of the Board at LTX-Credence, a semiconductor test equipment manufacturer, as well as various Board committees over his 15-year tenure. Jennings brings deep corporate governance experience and specific expertise in enterprise growth, innovation, M&A, organization transformations, and strategy across a diverse set of industries. His appointment expands ADI’s Board to 12 members.

“We are pleased to welcome Steve to the ADI Board,” said Vincent Roche, ADI’s CEO and Chair. “He is an accomplished strategist in key areas of focus for ADI and has successfully guided Fortune 500 executives and boards of directors through innumerable strategic and operational transformations over his impressive career. We look forward to adding his breadth and depth of experience and global perspective to our Board as we continue to evolve to meet our customers’ toughest challenges at the Intelligent Edge.”

Over more than 30 years as a senior advisor at Deloitte and Monitor Group, Jennings held executive leadership roles and significantly grew the firms’ automotive, life sciences, healthcare, and U.S. hospitality sector practices. In addition, he served as a senior member of Deloitte’s Center for Board Effectiveness.

Jennings earned a B.A. in Economics at Dartmouth College and a B.A. from Oxford University, where he studied Philosophy, Politics, and Economics as a Marshall Scholar.

About Analog Devices, Inc.

Analog Devices, Inc. (NASDAQ: ADI) is a global semiconductor leader that bridges the physical and digital worlds to enable breakthroughs at the Intelligent Edge. ADI combines analog, digital, and software technologies into solutions that help drive advancements in digitized factories, mobility, and digital healthcare, combat climate change, and reliably connect humans and the world. With revenue of more than $12 billion in FY22 and approximately 25,000 people globally working alongside 125,000 global customers, ADI ensures today’s innovators stay Ahead of What’s Possible. Learn more at www.analog.com and on LinkedIn and Twitter.

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(ADI-WEB)